Exhibit 10.1
                      EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT, dated as of this 30th day of June, 1998, and effective on July 1, 1998 (the
"Effective Date"), is by and between SCHOOL SPECIALTY,INC., a Delaware Corporation (the "Company") and ROGER D. PANNIER
(the "Employee").

                            RECITALS

     The Company desires to employ Employee and to have the benefit of his skills and services, and Employee desires to accept employment with the Company, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

                           AGREEMENTS

1.      Employment, Term.
        The Company hereby employs Employee to perform the duties described herein, and Employee hereby accepts employment with the Company, for a term beginning on the Effective Date and continuing for a period of two
        (2) years (the "Term"). This Agreement may be terminated prior to the end of the Term in the manner provided for in Section 5 below.

2.      Position and Duties.
        The Company hereby employs Employee as president of the Hammond & Stephens division of the Company. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of a divisional General Manager of the Company. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote all of his professional time, attention, and efforts to promote and further the business of the Company. Employee shall faithfully adhere to, execute, and fulfill all policies established by the Company.

3.      Compensation.
        For all services rendered by Employee, the Company shall compensate Employee as follows:

(a)         Base Salary.
            Effective on the date hereof, the base salary payable to Employee shall be One Hundred Thousand Dollars ($100,000.00) per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less than monthly.

(b)         Incentive Bonus.
            During the Term, Employee shall be eligible to participate in the Company's executive management bonus program according to the schedule attached hereto as Exhibit A.

(c)         Perquisites, Benefits, and Other Compensation.
            During the Term, Employee shall be entitled to received all perquisites and benefits as are customarily provided by the Company to its employees, subject to such changes, additions, or deletions as the Company may make generally from time to time, as well as such other perquisites or benefits as may be specified from time to time by the Board or the President of the Company. Under no circumstances, however shall the Company be responsible with providing the Employee with an automobile for his use in his employment with the Company.

4.      Expense Reimbursement.
        The Company shall reimburse Employee for, or at the Company's option, pay all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

5.      Termination; Rights on Termination.
        Employee's employment may be terminated in any one of the following ways, prior to the expiration of the Term:

(a)         Death.
            The death of Employee shall immediately terminate the Term, and no severance compensation shall be owed to the Employee's estate.

(b)         Disability.
            If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform the material duties of his position on a full time basis for a period of three consecutive months, or for a total of three months in any (6) six-month period, then 30 days after written notice to the Employee
            (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), the Company may terminate Employee's employment hereunder if Employee is unable to resume his full-time duties at the conclusion of such notice period.

(c)         Termination by the Company "For Cause".
            The Company may terminate the
            Term (10) ten days after written notice to Employee
            "for cause," which shall be: (i) Employee's material breach of this Agreement, which breach is not cured within ten (10) days of receipt by Employee of written notice from the Company specifying such breach; (ii) Employee's negligence in the performance of his duties hereunder, intentional nonperformance or mis-performance of such duties, or refusal to abide by or comply with the directives of the Board, his superior officers, or the Company's policies and procedures, which actions continue for a period of at least ten
            (10) days after receipt by Employee of written notice of the need to cure or cease; (iii) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company and that in the judgment of the Company materially and adversely affects the operations or reputation of the Company;
            (iv) Employee's conviction of a felony or other crime involving moral turpitude; or (v) Employee's abuse of alcohol or drugs (legal or illegal) that, in the Company' judgment, materially impairs Employee's ability to perform his duties hereunder. In the event of a termination "for cause," as enumerated above, Employee shall have no right to any severance compensation.

(d)         Without Cause.
            At any time after the commencement of employment, the Company may, without cause, terminate the Term and Employee's employment, effective thirty (30) days after written notice is provided to the Employee. Should Employee be terminated by the Company without cause, subject to
            Section 5(f) below, Employee shall receive from the Company four (4) months salary. Such payments shall be made in accordance with the Company' regular payroll cycle. If Employee resigns or otherwise terminates his employment for any reason or for no reason, Employee shall receive no severance compensation.

(e)         Payment Through Termination.
            Upon termination of Employee's employment for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave, in each case in accordance with applicable policies of the Company) due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above in this Section 5. With respect to incentive bonus compensation, Employee shall be entitled to receive any bonus declared but not paid prior to termination. In addition, in the event of a termination by the Company under Section 5(d), Employee shall be entitled to receive incentive bonus compensation as described on Exhibit A as attached hereto and incorporated herein through the end of the Company's fiscal year in which the termination occurs, calculated as if Employee had remained employed by the Company through the end of such fiscal year, and paid in such amounts, at such times, and in such forms as are determined pursuant to Section 3(b) above. Except as specified in the preceding two sentences, Employee shall not be entitled to receive any incentive bonus compensation after the effective date of termination of his employment. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under Section 10 below and Employee's obligations under Sections 6 and 7 below shall survive such termination in accordance with their terms.

(f)         Right to Offset.
            In the event of any termination of Employee's employment under this Agreement, the Employee shall have no obligation to seek other employment; provided, that in the event that Employee secures employment or any consulting or other similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 5, the Company shall have the right to reduce the amounts to be paid hereunder by the amount of Employee's earnings from such other employment.

6.         Restriction on Competition.

(a)         During the Term, and
            thereafter, if Employee continues to be employed by the Company and/or any other entity owned by or affiliated with the Company on an "at will" basis, for the duration of such period, and thereafter for a period equal to the longer of (x) two years, or (y) the period during which Employee is receiving any severance pay from the Company Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group or other entity (each, a "Person"):

(i) Engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services in direct competition with the Company within 100 miles of any location where the Company conducts business, with the expressed exception of the operation of video production and sale by HSO Enterprises, LLC which videos deal with educational training (the "Territory");

(ii) Call upon any Person who is, at that time, within the Territory, an employee of the Company for the purpose of with the intent of enticing such employee away from or out of the employ of the Company;

(iii) Call upon Person who that is, at that time, or has been within one year prior to that time, a customer of the Company within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory; or

(iv) On Employee's own behalf or on behalf of any competitor, call upon any Person who or that, during Employee's employment by the Company was either called upon by the Company as a prospective acquisition candidate or was the subject of an acquisition analysis conducted by the Company.

(b) The foregoing covenants shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

(c) It is further agreed that, in the event that Employee shall cease to be employed by the Company and enters into a business or pursues other activities that, at such time, are not in competition with the Company, Employee shall not be chargeable with a violation of this Section 6 if the Company subsequently enters the same (or a similar) competitive business or activity or commences competitive operations within 100 miles of the Employee's new business or activities. In addition, if Employee has no actual knowledge that his actions violate the terms of this Section 6, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company of such breach, Employee ceases the prohibited actions.

(d) The covenants in this Section 6 are severable and separate, and the enforce ability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 6 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or largest geographic area, as applicable, that such court deems reasonable and enforceable, said time period of geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(e) Employee has carefully read and considered the provisions of this Section 6 and, having done so, agrees that the restrictive covenants in this Section 6 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and their respective officers, directors, employees and stockholders.

(f) It is acknowledged by the Employee that in addition to the consideration provided under the terms of this Employment Contract that, as the sole shareholder of Hammond & Stephens, Inc. ("H&S"), he significantly benefitted from the acquisition of the operating assets of H&S by the Company. The Employee acknowledges that the covenants he has given pursuant to the terms of Section 6 and 7 of this Agreement are also in exchange for the above described asset purchase. The Employee further expressly acknowledges that the consideration for these covenants is adequate for the benefits received by the Employee under either this Employment Contract or the above described asset purchase.

7.      Confidential Information.
        Employee hereby agrees to hold in strict confidence and not to disclose to any third party any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the "Confidential
        Information"), to which Employee has, or is given (or has had or been given), access as a result of his employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential
        Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales or other valuable aspects of the Company's business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that
        (a) becomes known generally to the public through no fault of the Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other govenimental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administration action brought against Employee, provided, that in the case of clauses (b) or (c), Employee shall give the Company reasonable advance notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential
        Information.

8.      Return of Company Property.
        Promptly upon termination of Employee's employment by the Company for any reason or no reason, Employee or Employee's personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company or its respective representatives, vendors, or customers that pertain to the business of the Company, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company.
        Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company, as the case may be, and be subject at all times to their discretion and control.

9.      No Prior Agreements.
        Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other
        Person. Further, Employee agrees to indemnify and hold harmless the Company and its officers, directors, and representatives for any claim, including, but not limited to, reasonable attorney's fees and expenses of investigation of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy, or other agreement between Employee and such third party that was in existence as of the date of this Agreement. To the extent that Employee had any oral or written employment agreement or understanding with the Company, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Employee and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

10.     Assignment, Binding Effect.
        Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. This
        Agreement may be assigned or transferred by the Company without the prior written consent of Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.
        It is intended that the Company will be a third-party beneficiary of the rights of the Company under this Agreement. No other Person shall be a third-party beneficiary.

11.     Complete Agreement, Waiver, Amendment.
        This Agreement is not a promise of future employment.
        Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement by and between the Company and Employee, is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

12.     Notice.
        Whenever any notice is required hereunder, it shall be given in writing addressed as follows:


            To the Company:     School Specialty Inc.
                                1000 North Bluemound Drive
                                P.O. Box 1579
                                Appleton, WI  54913-1579
                                Attention:  Mr. David J. Vander Zanden

            With a copy to:     Mr. Joseph F. Franzoi IV
                                Franzoi & Franzoi, S.C.
                                514 Racine Street
                                Menasha, WI  54952

            To Employee:        Mr. Roger D. Pannier
                                1415 N. Bristolwood Drive
                                Fremont, NE 68025



            With a copy to:     Mr. Bradley D. Holtorf
                                Sinder, Svoboda, Schilke, Thomsen,
                                Holtorf, Boggy & Nick
                                Military Colonial Building
                                340 E. Military
                                Fremont, NE 68025


        Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or, if sent by express delivery, hand delivery, or facsimile, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 12.

13.     Severability, Headings.
        If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.
        This severability provision shall be in addition to, and not in place of, the provisions of Section 6(e) above.

        The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

14.     Equitable Remedy.
        Because of the difficulty of measuring economic losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 6 and 7, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company, at law or in equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

15.     Arbitration.
        Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American
        Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction.
        The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees. The arbitration proceeding shall be held in the city where the Company is located.
        Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 14 above, from any court of competent jurisdiction, without the need to resort to arbitration.

16.     Governing Law.
        This Agreement shall in all respects be construed according to the laws of the State of Nebraska, without regard to its conflict of laws principles.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                SCHOOL SPECIALTY, INC.


                                /s/ Donald J. Noskowiak
                                -----------------------------------
                                Donald J. Noskowiak, Vice-President
                                & Chief Financial Officer

                                EMPLOYEE:


                                /s/ Roger D. Pannier
                                ------------------------
                                Roger D. Pannier

                          Exhibit A
To:       Incentive Plan III Participants
From:     Dan Spalding
Date:     June 3, 1997
Subject:  Bonus Program for Fiscal 1998



Enclosed  you will find your bonus program  for  fiscal
1998.   If your objectives are not listed on your bonus
sheet, you need to submit your objectives for approval by June 12th. The following criteria apply to this program:

1.   A threshold target of 8% operating profit

2.    Normal  bonus  calculations  based  on  operating profit

3. Corporate normal bonus (the calculated base bonus before individual factors) 100% tied to the combined
      School Specialty operations, including all divisions, based on operating profit before interest and taxes.

4. Divisions normal bonus based 25% on the corporate number with the remaining 75% tied to the operating profit of the specific division.

5. Scale of performance: unlimited top side to 100% of salary.
*     Corporate factor starts at 50% of budget
*     Division targets start at 80% of budget

1.   Scale fluctuations based on threshold
*    8% is the threshold target.  The scale as attached
     will apply for any division or corporate, as long  as
     the threshold is met.
*    Below 8% attainment, no bonus will be paid  under
     plan.  If the operating profit is 7% and results  are
     94% of plan, no bonus is paid.  If results reach plan
     or   better,  the  scale  applies.   Exception:    if
     performance shows 20% or better improvement over the previous year, the entire scale applies.

1.   The  scale  is  based  on the  dollar  amount  of
     operating  profit,  not the percentage.   For  larger
     divisions, however, it may be beneficial to offer a choice of either dollar or percentage targets.

Individual factors will still be calculated in the same way. I highly recommend that targets for division managers include cash flow numbers, growth numbers, customer service audit numbers and one or two strategic initiatives with a scale allowing the individual factors to fluctuate anywhere from 50% to 150%.

Division Bonus Scale for 30% Group

 1.00% increment salary to profit over
 100%
 0.6% increment salary to profit under 100%

Profit %     Bonus %     Profit %   Bonus %      Profit %   Bonus %
of Budget   of Salary    of Budget  of Salary    of Budget  of Salary

 80       18.00           122          52.00      164           94.00
 81       18.60           123          53.00      165           95.00
 82       19.20           124          54.00      166           96.00
 83       19.80           125          55.00      167           97.00
 84       20.40           126          56.00      168           98.00
 85       21.00           127          57.00      169           99.00
 86       21.60           128          58.00      170          100.00
 87       22.20           129          59.00
 88       22.80           130          60.00
 89       23.40           131          61.00
 90       24.00           132          62.00
 91       24.60           133          63.00
 92       25.20           134          64.00
 93       25.80           135          65.00
 94       26.40           136          66.00
 95       27.00           137          67.00
 96       27.60           138          68.00
 97       28.20           139          69.00
 98       28.80           140          70.00
 99       29.40           141          71.00
100       30.00           142          72.00
101       31.00           143          73.00
102       32.00           144          74.00
103       33.00           145          75.00
104       34.00           146          76.00
105       35.00           147          77.00
106       36.00           148          78.00
107       37.00           149          79.00
108       38.00           150          80.00
109       39.00           151          81.00
110       40.00           152          82.00
111       41.00           153          83.00
112       42.00           154          84.00
113       43.00           155          85.00
114       44.00           156          86.00
115       45.00           157          87.00
116       46.00           158          88.00
117       47.00           159          89.00
118       48.00           160          90.00
119       49.00           161          91.00
120       50.00           162          92.00
121       51.00           163          93.00
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